EXHIBIT 5.1

3 November 2006

Board of Directors
NDS Group Plc
One Heathrow Boulevard
286 Bath Road
West Drayton
Middlesex UB7 0DQ

Ladies and Gentlemen:

We are acting as counsel to NDS Group Plc (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the issuance of up to 10,000,000 Series A Ordinary Shares, par value $ 0.01 per share, all of which shares (the “Shares”) may be issued by the Company under the Company’s 2006 Long-Term Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.
a copy of the Certificate of Incorporation of the Company dated 26 September 1985 and copies of certificates of incorporation on change of name and re-registration as a public company dated 1 November 1985, 7 September 1993, 19 September 1994, 18 October 1996 and 19 August 1999 respectively;

2.
a copy of the text of an ordinary and a special resolution of the Company which were passed on 31 October 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, inter alia, authorising the directors to allot a maximum nominal amount of US$ 403,429 being 40,342,900 shares of US$0.01 each under section 80 of the Companies Act 1985 (the “CA 1985”), disapplying section 89 of the CA 1985 and amending the articles of association of the Company;

3 November 2006

3.	a copy of the articles of association of the Company as so amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect;

4.
a copy of the resolutions of the Board of Directors of the Company adopted at a meeting held on 7 August 2006 resolving, subject to shareholder approval, to adopt the Plan and resolving further that all ordinary shares issued under the Plan will be validly issued, fully paid and non-assessable, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect;

5.
a copy of the minutes of the annual general meeting of the shareholders held on 30 October 2006, inter alia, approving the adoption of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect; and

6.	a copy of the rules of the Plan.

Except as stated above, we have not made any other enquiries concerning the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

For the purposes of our opinion we have further assumed that:

1.	the opinion is expressly limited to the laws of England; and

2.
at the date of issuing the Shares the Company will have in place sufficient authorised but unissued share capital and the Directors will be authorised to allot such Shares pursuant to section 80 CA 1985 and to disapply section 89 CA 1985 in respect of such allotment.

This opinion letter is given, and all statements herein are made, in the context of the foregoing.

3 November 2006

This opinion letter is based as to matters of law solely on the laws of England in force at the date of this opinion and as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations, including any federal or state laws of the United States.

Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance in the manner and on the terms of the Plan in exchange for the consideration set forth in the Plan, the Shares will be validly issued and fully paid shares and no further sum may be called to be paid up on the Shares.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, /s/ Hogan & Hartson L.L.P. HOGAN & HARTSON L.L.P.